As filed with the Securities and Exchange Commission on July 3, 2002

Registration No. 33- 76108

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALLIED HOLDINGS, INC.
(Exact name of issuer as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	58-0360550 (I.R.S. Employer Identification No.)

160 Clairemont Avenue Suite 200 Decatur, Georgia (Address of principal executive offices)	30030 (Zip Code)

ALLIED HOLDINGS, INC. 401(k) RETIREMENT PLAN
(Full title of the plan)

Thomas M. Duffy, Esq.
Senior Vice President, Secretary and General Counsel
Allied Holdings, Inc.
160 Clairemont Avenue
Suite 200
Decatur, Georgia 30030
(404) 370-1100
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed
Title of each class of	Amount to be	offering price per	maximum aggregate	Amount of
securities to be registered(1)	registered(1)	share(1)	offering price(1)	registration fee(1)

N/A	N/A	N/A	N/A	N/A

(1)	This Post-Effective Amendment deregisters certain shares and plan interests to be offered under the Allied Holdings, Inc. 401(k) Retirement Plan (the “Plan”).

Post-Effective Amendment No. 1

     Allied Holdings, Inc. is filing this post-effective amendment to deregister certain shares and plan interests under the Plan which were registered on this Registration Statement on Form S-8 (No. 33-76108), originally filed with the Securities and Exchange Commission (the “Commission”) on March 1, 1994. A total of 53,289 shares to which this Registration Statement relates (the “Shares”) have not yet been sold pursuant to the Plan. We no longer offer the Shares pursuant to the Plan and, as a result, the participations would be exempt from registration under Section 3(a)(2) of the Securities Act of 1933, as amended. Consequently, the Shares and all interests in the Plan remaining unsold are hereby deregistered from this Registration Statement.

     Arthur Andersen LLP has not consented to the incorporation by reference in this Registration Statement of their reports and, after reasonable efforts to obtain such written consent, we have not filed the consent pursuant to Rule 437(a) of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation of their report in this Registration Statement, persons who acquire the Common Stock of Allied Holdings, Inc. covered by this Registration Statement will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Decatur, Georgia, on this 28th day of June, 2002.

Allied Holdings, Inc.

By:	/s/ Hugh E. Sawyer Hugh E. Sawyer President and Chief Executive Officer

By:	/s/ Daniel H. Popky Daniel H. Popky Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Rutland and Hugh E. Sawyer, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the 1933 Act, this amendment to this registration statement has been signed by the following persons in the capacities indicated below on this 28th day of June, 2002.

Signature	Title

/s/ Robert J. Rutland Robert J. Rutland	Chairman and Director

/s/ Guy W. Rutland, III Guy W. Rutland, III	Chairman Emeritus and Director

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/s/ Hugh E. Sawyer Hugh E. Sawyer	President, Chief Executive Officer and Director

/s/ Guy W. Rutland, IV Guy W. Rutland, IV	Director

/s/ David G. Bannister David G. Bannister	Director

/s/ Robert R. Woodson Robert R. Woodson	Director

/s/ William P. Benton William P. Benton	Director

/s/ Berner F. Wilson, Jr. Berner F. Wilson, Jr.	Director

/s/ Thomas E. Boland Thomas E. Boland	Director

/s/ J. Leland Strange J. Leland Strange	Director

     Pursuant to the requirements of the 1933 Act, the trustees (or other persons who administer the Plan) have duly caused this amendment to this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Decatur, Georgia, on this 28th day of June, 2002

Allied Holdings, Inc. 401(k) Retirement Plan

By:	/s/ Daniel H. Popky Daniel H. Popky Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit
Number

4.1(a)	Amended and Restated Articles of Incorporation of the Company (incorporated by reference from Registration Statement (File Number 33-66620) as filed with the SEC on July 28, 1993, and amended on September 2, 1993, and September 17, 1993).

4.1(b)	Amended and Restated Bylaws of the Company (incorporated by reference from Form 10-K for the year ended December 31, 2000 and filed with the SEC on April 16, 2001).

4.2	Specimen Certificate for shares of Common Stock, no par value per share, of the Company (incorporated by reference from Registration Statement (File Number 33-66620) as filed with the SEC on July 28, 1993, and amended on September 2, 1993, and September 17, 1993).

4.3	Indenture dated September 30, 1997, by and among the Company, the Guarantors and The First National Bank of Chicago, as Trustee (incorporated by reference from Registration Statement (File Number 33-37113) as filed with the SEC on October 3, 1997).

4.4	Credit Agreement among Allied Holdings, Inc., Allied Systems, Ltd., Abelco Finance LLC, and Foothill Capital Corporation, dated February 25, 2002 (incorporated by reference from Form 8-K filed with the SEC on February 27, 2002).

24	Power of Attorney (included in the signature page of this Registration Statement).